                                                                                                           Exhibit 12


                           Statement Regarding Computations of Ratio of Earnings to Fixed Charges
                                                         (In thousands)
                                                                      Fiscal Year Ended March 31,
                                                          2004          2003          2002           2001           2000
                                                          ----          ----          ----           ----           ----
Earnings:
  Earnings before income taxes                         $ 20,548       $14,559       $ 1,954        $ 1,162        $ 6,888
Fixed Charges:
  Interest expense (net of interest income)              16,135        13,757        17,441         18,662         16,147
  Interest portion of rental expense                      5,997         3,818         3,663          3,435          3,099
                                                       ------------------------------------------------------------------
                                                       $ 42,680       $32,134      $ 23,058       $ 23,259       $ 26,134
                                                       ==================================================================
Fixed Charges:
  Interest expense                                     $ 16,135       $13,757      $ 17,441       $ 18,662       $ 16,147
  Interest portion of rental expense                      5,997         3,818         3,663          3,435          3,099
  Preferred dividends                                        23            23            23             23             23
                                                        -----------------------------------------------------------------
                                                       $ 22,155       $17,598      $ 21,127       $ 22,120       $ 19,269
                                                       ==================================================================

Ratio of earnings to fixed charges                         1.93          1.83          1.09           1.05           1.36
                                                       ==================================================================

Notes: Interest expense includes amortization of deferred financing fees.  The interest portion of rental expense is estimated based on 29.2% of rental expense for each year.